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                                                     EXHIBIT 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios
(In thousands, except ratios)
                                             Twelve Months Ended
                                                 December 31,
                                     --------------------------------------
                                     1993     1992     1991    1990    1989
                                     ----     ----     ----    ----    ----
EARNINGS (LOSS):
Income (loss) before
   income taxes                  $522,606 (225,063) 528,061 503,905 489,398

Add: fixed charges                 65,633   70,897   65,045  60,148  52,179

Less: capitalized interest              -    4,580    3,571   6,935   2,162
                                  -------  -------  ------- ------- -------
  Income (loss), as adjusted     $588,239 (158,746) 589,535 557,118 539,415
                                  =======  =======  ======= ======= =======

FIXED CHARGES AND PREFERRED STOCK
 DIVIDENDS:
Fixed charges:
 Interest costs                 $  40,921   40,288   39,275  36,490  31,789
 Rental expense (1)                24,712   30,609   25,770  23,658  20,390
                                  -------  -------  ------- ------- -------
  Total fixed charges              65,633   70,897   65,045  60,148  52,179

Preferred stock dividends          18,488   18,395   18,451  17,285       -
                                  -------  -------  ------- ------- -------
  Total fixed charges and
    preferred stock dividends   $  84,121   89,292   83,496  77,433  52,179
                                  =======  =======  ======= ======= =======
Ratio of earnings to
  fixed charges (2)                  8.96        -     9.06    9.26   10.34
                                  =======  =======  ======= ======= =======
Ratio of earnings to
  combined fixed charges and
  preferred stock dividends (2)      6.99        -     7.06    7.19   10.34
                                  =======  =======  ======= ======= =======

(1) Interest portion deemed implicit in total rent expense.

(2) The 1992 loss was inadequate to cover "fixed charges" by $229.6 million, and "combined fixed charges and preferred dividends" by $248.0 million.